Exhibit 99

TREE.COM SETTLES INTELLECTUAL PROPERTY SUIT, CERTAIN LOAN LOSS EXPOSURES, AND ANNOUNCES APPROVAL OF A $10 MILLION STOCK REPURCHASE PROGRAM

CHARLOTTE, N.C., January 11, 2010 — Tree.com, Inc. (NASDAQ: TREE) today announced that it has completed multiple settlement negotiations which will end uncertainties to specific contingent liabilities and cash outflows.  These matters include items related to intellectual property litigation previously described in the Company’s SEC filings, and settlements with two buyers of stated income loans from its LendingTree Loans subsidiary.  The Company anticipates that it will record $16.3 million of charges in Q4 2009 related to these matters and other litigation and will provide details in its’ SEC filings.

Additionally, the Company announced that its Board of Directors has approved a stock repurchase program for an amount up to $10 million.  The program authorizes repurchases of common shares in the open market or through privately-negotiated transactions.  The Company expects to use available cash to finance these repurchases and will determine the timing and amount of them based on its evaluation of market conditions, applicable SEC guidelines and regulations and other factors.  The Company currently has approximately 10.9 million common shares outstanding.  This program may be suspended or discontinued at any time at the discretion of the Board of Directors.

Doug Lebda, Chairman and CEO of Tree.com, stated:  “In light of the settlements announced today, we are even more confident in Tree’s long-term outlook and our capitalization. When we were spun-out from IAC over a year ago, we were funded with sufficient cash to cover our estimated exposure on these matters and now we can confidently move forward on executing our 2010 strategy.  Our strong balance sheet and cash flows will enable us to continue to invest in our business, pursue strategic opportunities and repurchase shares at times when they are undervalued.”

Matt Packey, Tree.com’s CFO stated, “Reaching agreement with two of the three largest investors who had previously purchased stated income loans from LendingTree Loans is a significant step for us.   Although the combined charges will take us below our previously indicated break-even Adjusted EBITDA for Q4, 2009, we are pleased to have the charges behind us on favorable terms. Total cash outflows for these matters are expected to be $19.2 million, including $1.9 million paid in Q4 2009 with the remainder being paid out in 2010, $9.1 million in Q1, $5.9 million in Q2 and $1.1 million in each of Q3 and Q4.”

About Tree.com, Inc.

Tree.com, Inc. (NASDAQ: TREE) is the parent of several brands and businesses that provide information, tools, advice, products and services for critical transactions in our customers’ lives.  Our family of brands includes: LendingTree.com®, GetSmart.com®, RealEstate.com®, DegreeTree.comSM, HealthTree.comSM, LendingTree Autos.com, DoneRight.com, and InsuranceTree.comSM.  Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, real estate and other services from multiple businesses and professionals who will compete for their business.

Tree.com, Inc. is headquartered in Charlotte, N.C. For more information, please visit www.tree.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995.  Those statements include statements regarding the intent, belief or current expectations or anticipations of the Company and members of our management team.  Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: our ability to operate effectively as a separate public entity following our spin-off from IAC in August 2008; additional costs associated with operating as an independent company; volatility in our stock price and trading volume; our ability to obtain financing on acceptable terms; limitations on our ability to enter into transactions due to spin-related restrictions; adverse conditions in the primary and secondary mortgage markets and in the economy; adverse conditions in our industries; adverse conditions in the credit markets and the inability to renew or replace warehouse lines of credit; seasonality in our businesses; potential liabilities to secondary market purchasers; changes in our relationships with network lenders, real estate professionals, credit providers and secondary market purchasers; breaches of our network security or the misappropriation or misuse of personal consumer information; our failure to provide competitive service; our failure to maintain brand recognition; our ability to attract and retain customers in a cost-effective manner; our ability to develop new products and services and enhance existing ones; competition from our network lenders and affiliated real estate professionals; our failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of our network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of our systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect our intellectual property rights or allegations of infringement of intellectual property rights; changes in our management; and deficiencies in our disclosure controls and procedures and internal control over financial reporting.  These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2008, our Quarterly Reports on Form 10-Q for the periods ended March 31, 2009,  June 30, 2009, and September 30, 2009 and in our other filings with the Securities and Exchange Commission.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Contacts:

Investor Relations

877-640-4856

tree.com-investor.relations@tree.com